EXHIBIT 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

PetVivo Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (4)
Primary Offering
Equity	Common Stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	2,000,000	(2)	$2.49	(3)	$4,980,000.00	$0.0001102	$548.80

Total Offering Amounts							$4,980,000.00		$548.80
Total Fee Offsets									$0
Net Fee Due									$548.80

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of common stock of PetVivo Holdings, Inc. (the “Company”) that may become issuable under the Company’s Amended and Restated 2020 Equity Incentive Plan (the “Amended 2020 Plan”), as a result of any future stock splits, stock dividends or similar adjustments of the Registrant’s outstanding common stock.

(2)	Represents shares of common stock subject to issuance in connection with the shares for issuance under the Amended 2020 Plan.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h)(1) of the Securities Act. The proposed maximum offering price per share is estimated to be $2.49 based on the average of the high sales price ($2.560) and the low sales price ($2.420) for the Registrant’s common stock as reported by The Nasdaq Stock Market LLC on October 17, 2022.

(4)	Pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Amended 2020 Plan. In accordance with Rule 457(h)(2) under the Securities Act, no separate fee calculation is required for such interests.